                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          Water Pik Technologies, Inc.
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                -------------------------------------------------
                         (Title of Class of Securities)


                                   94113U 10 0
        ----------------------------------------------------------------
                                 (CUSIP Number)


                                 April 13, 2000
        -----------------------------------------------------------------
                        (Date of Event Requiring Filing)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed

                 Rule 13d-1(b)
             ---
              X  Rule 13d-1(c)
             ---
                 Rule 13d-1(d)
             ---

--------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                          -----------------
CUSIP No. 94113U 10 0                   13G                    Page 2 of 8 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Singleton Group LLC, I.R.S. No. 95-4786924
--------------------------------------------------------------------------------
 2   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (A)[X]
                                                                          (B)[ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZEN OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0
                      ----------------------------------------------------------
    NUMBER OF         6   SHARED VOTING POWER
     SHARES
  BENEFICIALLY            699,966
    OWNED BY          ----------------------------------------------------------
      EACH            7   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH             0
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          699,966
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     699,966
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1% (based on the number of shares outstanding as of March 21, 2000 as reported on Water Pik's Definitive Proxy Statement filed with the Securities and Exchange Commission ("SEC") on March 30, 2000).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 94113U 10 0                   13G                    Page 3 of 8 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William W. Singleton
--------------------------------------------------------------------------------
 2   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (A)[X]
                                                                          (B)[ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZEN OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0
                      ----------------------------------------------------------
    NUMBER OF         6   SHARED VOTING POWER
     SHARES
  BENEFICIALLY            699,966
    OWNED BY          ----------------------------------------------------------
      EACH            7   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH             0
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          699,966
--------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     699,966
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1% (based on the number of shares outstanding as of March 21, 2000 as reported on Water Pik's Definitive Proxy Statement filed with the SEC on March 30, 2000).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 94113U 10 0                   13G                    Page 4 of 8 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Caroline W. Singleton
--------------------------------------------------------------------------------
 2   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (A)[X]
                                                                          (B)[ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZEN OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          0
                      ----------------------------------------------------------
    NUMBER OF         6   SHARED VOTING POWER
     SHARES
  BENEFICIALLY            699,966
    OWNED BY          ----------------------------------------------------------
      EACH            7   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH             0
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          699,966
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     699,966
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1% (based on the number of shares outstanding as of March 21, 2000 as reported on Water Pik's Definitive Proxy Statement filed with the SEC on March 30, 2000).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 94113U 10 0                   13G                    Page 5 of 8 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donald E. Rugg
--------------------------------------------------------------------------------
 2   CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (A)[X]
                                                                          (B)[ ]

--------------------------------------------------------------------------------
 3   SEC USE ONLY


--------------------------------------------------------------------------------
 4   CITIZEN OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

                          15
                      ----------------------------------------------------------
    NUMBER OF         6   SHARED VOTING POWER
     SHARES
  BENEFICIALLY            699,966
    OWNED BY          ----------------------------------------------------------
      EACH            7   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH             15
                      ----------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER

                          699,966
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     699,981
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   [ ]


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1% (based on the number of shares outstanding as of March 21, 2000 as reported on Water Pik's Definitive Proxy Statement filed with the SEC on March 30, 2000).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

---------------------                                          -----------------
CUSIP No. 94113U 10 0                   13G                    Page 6 of 8 Pages
---------------------                                          -----------------

ITEM 1(a).   NAME OF ISSUER.

             Water Pik Technologies, Inc.

ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

             660 Newport Beach Drive, Suite 420
             Newport Beach, California  92660

ITEMS 2(a)   NAME OF PERSON FILING; ADDRESS OF
AND 2(b).    PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

             Singleton Group LLC
             335 N. Maple Drive, Suite 177
             Beverly Hills, California  90210

             William W. Singleton
             335 N. Maple Drive, Suite 177
             Beverly Hills, California  90210

             Caroline W. Singleton
             335 N. Maple Drive, Suite 177
             Beverly Hills, California  90210

             Donald E. Rugg
             335 N. Maple Drive, Suite 177
             Beverly Hills, California  90210

ITEM 2(c).   CITIZENSHIP.

             The Singleton Group LLC is a Delaware limited liability company. William W. Singleton, Caroline W. Singleton, and Donald E. Rugg are United States citizens.

ITEM 2(d).   TITLE OF CLASS OF SECURITIES.

             Common Stock, $.01 par value per share.

ITEM 2(e).   CUSIP NUMBER.

             94113U 10 0

ITEM 3.      FILINGS PURSUANT TO RULES 13D-1(b) OR 13D-2(b):

             N/A.

ITEM 4.      OWNERSHIP.

             The Survivor's Trust of the Singleton Family Trust (the "TRUST") is transferring 699,966 shares (the "SHARES") of the common stock, $.01 par value per share (the "COMMON STOCK"), of Water Pik Technologies, Inc. (the "COMPANY") to the Singleton Group LLC, a Delaware limited liability company of which the Trust is the sole member. William W. Singleton, Caroline W. Singleton and Donald E. Rugg share voting and dispositive power with respect to the Shares in their capacity as managers of the LLC.

             Each of the Singleton Group LLC, William W. Singleton, Caroline W. Singleton and Don Rugg ("Reporting Persons") may be deemed to beneficially own at least 699,966 shares of Common Stock, which constitute 7.1% of the outstanding shares of Common Stock as of March 21, 2000 as reported in the Company's Definitive Proxy Statement filed with the SEC on March 30, 2000. The Reporting Persons share voting and dispositive powers with respect to 699,966 shares of Common Stock. Donald E. Rugg owns an additional 15 shares of Common Stock directly, with respect to which he has sole voting and dispositive power.

---------------------                                          -----------------
CUSIP No. 94113U 10 0                   13G                    Page 7 of 8 Pages
---------------------                                          -----------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          N/A.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          N/A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A.

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                            [Signature Page Follows]

---------------------                                          -----------------
CUSIP No. 94113U 10 0                   13G                    Page 8 of 8 Pages
---------------------                                          -----------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 19, 2000                  Singleton Group LLC, a Delaware
                                        limited liability company


                                        By: /s/ CAROLINE W. SINGLETON
                                           -------------------------------------
                                                Caroline W. Singleton, Manager

                                            /s/ CAROLINE W. SINGLETON
                                        ----------------------------------------
                                                Caroline W. Singleton

                                            /s/ WILLIAM W. SINGLETON
                                        ----------------------------------------
                                                William W. Singleton

                                            /s/ DONALD E. RUGG
                                        ----------------------------------------
                                                Donald E. Rugg